                                                                    EXHIBIT 12.2

                       CALIFORNIA STEEL INDUSTRIES, INC.

                      RATIO OF EBITDA TO INTEREST EXPENSE

                                                        Three Months
                                                            Ended
                                                        ------------- Year Ended
                                                        31-Mar 31-Mar   31-Dec
                                                         1999   1998     1998
                                                        ------ ------ ----------
Income before income taxes............................. 15,518 10,655   42,570
Gain/Loss on sale of fixed assets......................    --     307      308
Interest expense, net..................................  3,773  3,927   16,954
Depreciation...........................................  5,996  7,222   26,659
                                                        ------ ------   ------
  EBITDA............................................... 25,287 22,111   86,491
                                                        ====== ======   ======
Interest expense, net..................................  3,774  3,927   16,954
Ratio of EBITDA to interest exp, net...................   6.7x   5.6x     5.1x
                                                        ====== ======   ======